UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Harju, Jukka
   c/o Tellabs International, Inc.
   1000 Remington Blvd.
   Bolingbrook, IL  60440
   USA
2. Issuer Name and Ticker or Trading Symbol
   Tellabs, Inc.
   TLAB
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   February, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President and General Manager, Tellabs OY, Subsidiary of Issuer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |2/25/9|M   | |3,000             |A  |$13.2500   |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/25/9|S   | |3,000             |D  |$59.5000   |0                  |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Stock Options|$50.5000|10/24|A   | |10,000     |A  |(1)  |10/24|Common Stock|10,000 |       |            |   |            |
 (Rights to Buy)      |        |/97  |    | |           |   |     |/07  |            |       |       |            |   |            |
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Employee Stock Options|$13.2500|2/25/|M   | |3,000      |A  |(1)  |1/3/0|Common Stock|3,000  |       |77,000      |   |            |
 (Rights to Buy)      |        |98   |    | |           |   |     |5    |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) All options become exercisable in cumulative annual installments on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant
date.
SIGNATURE OF REPORTING PERSON
/s/ Jukka Harju
DATE
March 10, 1998